Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2014
RESULTS AND PROVIDES OPERATIONAL UPDATE
DALLAS, Texas, March 2, 2015 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three months and year ended December 31, 2014. Headlines include the following:
For the fourth quarter ended December 31, 2014:

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Record oil production of 1.018 million barrels for the three months ended December 31, 2014, a year-over-year increase of 67% from 608,000 barrels produced in the three months ended December 31, 2013, and a sequential increase of 21% from 839,000 barrels produced in the three months ended September 30, 2014.

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Record natural gas production of 5.4 billion cubic feet for the three months ended December 31, 2014, a year-over-year increase of 82% from 3.0 billion cubic feet produced in the three months ended December 31, 2013, and a sequential increase of 40% from 3.8 billion cubic feet produced in the three months ended September 30, 2014.

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Record average daily oil equivalent production of 20,807 barrels of oil equivalent (“BOE”) per day for the three months ended December 31, 2014, consisting of 11,062 barrels of oil per day and 58.5 million cubic feet of natural gas per day, a year-over-year BOE increase of 74% from 11,968 BOE per day, consisting of 6,612 barrels of oil per day and 32.1 million cubic feet of natural gas per day, for the three months ended December 31, 2013, and a sequential increase of 29% from 16,096 BOE per day, consisting of 9,123 barrels of oil per day and 41.8 million cubic feet of natural gas per day, for the three months ended September 30, 2014.

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Oil and natural gas revenues of $93.1 million for the fourth quarter of 2014, a 34% year-over-year increase from $69.7 million reported during the fourth quarter of 2013, and a sequential decrease of 4% from $96.6 million reported in the third quarter of 2014. Weighted average oil and natural gas prices realized in the fourth quarter of 2014 were $69.09 per barrel and $4.24 per thousand cubic feet, respectively, significantly lower than the weighted average oil and natural gas prices of $90.91 per barrel and $4.86 per thousand cubic feet, respectively, realized in the fourth quarter of 2013 and $92.39 per barrel and $4.95 per thousand cubic feet, respectively, realized in the third quarter of 2014.

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Record Adjusted EBITDA, a non-GAAP financial measure, of $70.3 million for the fourth quarter of 2014, a 44% year-over-year increase from $48.8 million reported during the fourth quarter of 2013, and a sequential increase of 5% from $66.8 million reported in the third quarter of 2014. These results were achieved despite a year-over-year decrease of 24% in realized oil prices and 13% in realized natural gas prices, and a sequential decrease of 25% in realized oil prices and 14% in realized natural gas prices.

For the full year ended December 31, 2014:

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Record oil production of 3.320 million barrels in 2014, a year-over-year increase of 56% from 2.133 million barrels produced in 2013, and an increase of 173% from 1.214 million barrels produced in 2012.

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Record natural gas production of 15.3 billion cubic feet in 2014, a year-over-year increase of 18% from 12.9 billion cubic feet produced in 2013, and an increase of 23% from 12.5 billion cubic feet produced in 2012.

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Record average daily oil equivalent production of 16,082 BOE per day for the year ended December 31, 2014, consisting of 9,095 barrels of oil per day and 41.9 million cubic feet of natural gas per day, a year-over-year BOE per day increase of 37% from 11,740 BOE per day, consisting of 5,843 barrels of oil per day and 35.4 million cubic feet of natural gas per day, produced in 2013.

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Record oil and natural gas revenues of $367.7 million in 2014, a year-over-year increase of 37% from $269.0 million reported in 2013 and a 136% increase from $156.0 million reported in 2012. Weighted average oil and natural gas prices realized for the year ended December 31, 2014 were $87.37 per barrel and $5.08 per thousand cubic feet, respectively, as compared to weighted average oil and natural gas prices realized of $99.79 per barrel and $4.35 per thousand cubic feet, respectively, realized in 2013 and $101.86 per barrel and $2.59 per thousand cubic feet, respectively, realized in 2012.

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Record Adjusted EBITDA, a non-GAAP financial measure, of $262.9 million for the year ended December 31, 2014, a year-over-year increase of 37% from $191.8 million reported for the year ended December 31, 2013, and a 127% increase from $115.9 million reported in 2012.

Additional Highlights:

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On February 27, 2015, Matador successfully completed its merger with Harvey E. Yates Company (“HEYCO”), adding oil and natural gas producing properties and undeveloped acreage strategically located between Matador’s existing acreage position in Lea and Eddy Counties, New Mexico. This combination added approximately 58,600 gross (18,200 net) acres to Matador’s existing Permian Basin position, which as of March 2, 2015 has grown to approximately 152,400 gross (85,400 net) acres.

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Total proved oil and natural gas reserves of 68.7 million BOE at December 31, 2014, including 24.2 million barrels of oil and 267.1 billion cubic feet of natural gas, a year-over-year BOE increase of 33% from 51.7 million BOE, including 16.4 million barrels of oil and 212.2 billion cubic feet of natural gas, at December 31, 2013 and a year-over-year increase in the proved developed component of its total reserves from 33% at December 31, 2013 to 45% at December 31, 2014. The PV-10 of total proved reserves, a non-GAAP financial measure, increased to $1.04 billion at December 31, 2014, as compared to $655.2 million at December 31, 2013, an increase of 59%. The average oil and natural gas prices used in preparing these estimates, as further adjusted for those factors affecting the oil and natural gas prices received at the wellhead, were $91.48 per barrel and $4.35 per million British Thermal Units (“MMBtu”), respectively, at December 31, 2014, as compared to $93.42 per barrel and $3.67 per MMBtu, respectively, at December 31, 2013.

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Announced the 24-hour initial potential test results from two new Permian Basin completions, one in the Wolfcamp “Y” sand and the other in the Wolfcamp “X” sand in the Wolf area in Loving County, Texas. These two wells, the Barnett 90-TTT-B01-WF #205H and the Barnett 90-TTT-B01-WF #201H are Matador’s most recent completions in this area, with the Barnett 90-TTT-B01-WF #205H being Matador’s first test of the Wolfcamp “Y” sand. The Barnett 90-TTT-B01-WF #205H flowed 1,377 BOE per day (54% oil), consisting of 738 barrels of oil per day and 3.8 million cubic feet of natural gas per day, at 3,425 pounds per square inch (“psi”) on a 26/64-inch choke. The Barnett 90-TTT-B01-WF #201H, an upper Wolfcamp “X” sand test spaced 80-acres away, tested 1,268 BOE per day, consisting of 720 barrels of oil per day and 3.3 million cubic feet of natural gas per day, at 3,225 psi on a 26/64-inch choke. This test of the Wolfcamp “Y” sand establishes this zone as another potential completion bench in the upper Wolfcamp. Matador will monitor the performance of these two 80-

acre spaced wells closely to determine if both zones can be effectively developed in a staggered “W”-type pattern on 80-acre spacing.

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Reaffirmed its full-year 2015 guidance estimates as provided at its Analyst Day on February 5, 2015, including (1) capital expenditures of $350 million (excluding the HEYCO merger), (2) oil production of 4.0 to 4.2 million barrels, (3) natural gas production of 24.0 to 26.0 billion cubic feet, (4) oil and natural gas revenues of $270 to $290 million and (5) Adjusted EBITDA of $200 to $220 million. Oil and natural gas revenues and Adjusted EBITDA guidance are based on estimated average realized oil and natural gas prices of $50.00 per barrel and $3.00 per thousand cubic feet for 2015.

Fourth Quarter and Full Year 2014 Operating and Financial Results
Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Matador staff and board of directors delivered another record year in 2014. Our oil production, natural gas production, oil equivalent production, oil and natural gas revenues and Adjusted EBITDA were all record annual numbers for the Company. We also increased our proved oil and natural gas reserves year-over-year by 33% to 68.7 million BOE and increased PV-10 by 59%, based on SEC pricing, to over $1 billion for the first time in the Company’s history. In achieving these results, Matador also significantly delineated its Delaware Basin acreage and substantially increased the number of its net engineered locations in the Delaware Basin from 178 at year-end 2013 to 960 at year-end 2014, excluding the substantial HEYCO inventory.
“These results directly reflect the dedicated efforts of the Matador staff. In 2014, we continued to add to the depth of our staff, including geoscience, engineering, land, legal and accounting professionals, bringing our total full-time staff to approximately 100 employees at year-end 2014. We are also very pleased to complete our merger with HEYCO in February 2015, which brings us not only an additional 58,600 gross (18,200 net) acres prospective for the Bone Spring, Wolfcamp and other plays in Southeast New Mexico, but also enables us to add the expertise and deep experience of another 29 professionals in Roswell, New Mexico. Both Matador and HEYCO have a culture of hardworking and dedicated people who are committed to continuing to find new opportunities to move the combined Company forward in 2015 and beyond.
“Operationally, we had strong execution in each of our operating areas during 2014. In the Eagle Ford shale, our average daily oil production grew 44% from 6,400 barrels per day in the fourth quarter of 2013 to 9,150 barrels per day in the fourth quarter of 2014, and we saw continued improvement in drilling times, completion and production operations and overall well costs. In the Permian Basin, our drilling program has continued its strong performance and again exceeded expectations. Our average daily oil equivalent production in the Permian Basin grew 10-fold from 260 BOE per day in the fourth quarter of 2013 to 2,600 BOE per day in the fourth quarter of 2014, and we expect it to grow sharply again in 2015. In addition, with the completion of the merger with HEYCO, our Permian acreage position has almost doubled from December 31, 2013 to 85,400 net acres at present. Finally, our non-operated participation in Haynesville shale wells drilled by Chesapeake on our Elm Grove properties has been very successful. Our Haynesville average daily natural gas production has grown almost five-fold from 11.1 million cubic feet per day in the fourth quarter of 2013 to over 50 million cubic feet per day in early 2015, and Chesapeake continues to drill and complete these wells at lower costs than initially projected. This growth only required approximately 7% of our total capital expenditures in 2014, including additional non-operated wells in which we participated during 2014.
“Nevertheless, as we adjust to significantly lower oil and natural gas prices in 2015, we plan to reduce our capital spending by 43% to $350 million, excluding the HEYCO merger, and reduce our operated drilling program from five rigs to two rigs, but keeping the two state-of-the-art rigs working in the Permian Basin in Loving County, Texas and Lea and Eddy Counties, New Mexico for the remainder of 2015. Our staff will work diligently to improve our operational efficiencies while working cooperatively with our vendors to reduce drilling, completion and operating costs. Our strong balance sheet, with a debt to Adjusted EBITDA ratio of only 1.3 at year-end 2014, positions us well to operate in these challenging times and to continue to seek other opportunities to grow our asset portfolio as we have done with the merger with HEYCO. Despite the reduction in capital expenditures for 2015, our guidance projects 23% growth in total oil production to 4.0 to 4.2 million barrels and 63% growth in total natural gas production to 24.0 to 26.0 billion cubic feet.
“Our staff’s performance in 2015 is off to another strong start. Our average daily production in January and February was at its highest levels in our Company’s history. We have completed the merger with HEYCO and are excited to begin working on those properties. Our two most recently completed Wolf area wells in Loving County, Texas, including both our first 80-acre test and our first test of the Wolfcamp “Y” sand, both look to be excellent wells, each with 24-hour initial potential tests of approximately 1,300 to 1,400 BOE per day. We look forward to additional opportunities ahead in 2015.”

Production, Revenues, Adjusted EBITDA and Net Income
Production and Revenues
Total oil production increased 67% from 608,000 barrels of oil, or 6,612 barrels of oil per day, during the fourth quarter of 2013 to 1.018 million barrels of oil, or 11,062 barrels of oil per day, during the fourth quarter of 2014. This increase in oil production was primarily a result of ongoing development activities in the Eagle Ford shale, as well as increased oil production from the Company’s better-than-expected initial well results in the Permian Basin. Total natural gas production increased 82% from 3.0 billion cubic feet of natural gas during the fourth quarter of 2013 to 5.4 billion cubic feet of natural gas produced during the fourth quarter of 2014. This increase in natural gas production was primarily attributable to the natural gas production associated with Matador’s drilling operations in the Eagle Ford shale and its initial Permian Basin wells, as well as to the increased natural gas production resulting from new, non-operated Haynesville shale wells completed and placed on production on Matador’s Elm Grove properties in Northwest Louisiana during the latter half of 2014. Average daily oil equivalent production increased from 11,968 BOE per day (55% oil by volume) in the fourth quarter of 2013 to 20,807 BOE per day (53% oil by volume) during the fourth quarter of 2014.

Oil and natural gas revenues increased 34% from $69.7 million in the fourth quarter of 2013 to $93.1 million in the fourth quarter of 2014. This increase in oil and natural gas revenues reflects an increase in oil revenues of $15.0 million coupled with an increase in natural gas revenues of $8.4 million between the respective periods. Oil revenues increased 27% from $55.3 million during the fourth quarter of 2013 to $70.3 million during the fourth quarter of 2014. Natural gas revenues increased 59% from $14.4 million during the fourth quarter of 2013 to $22.8 million during the fourth quarter of 2014. Weighted average realized oil prices declined 24% from $90.91 per barrel in the fourth quarter of 2013 to $69.09 per barrel realized in the fourth quarter of 2014. Weighted average realized natural gas prices declined 13% from $4.86 per thousand cubic feet during the fourth quarter of 2013 to $4.24 per thousand cubic feet realized during the fourth quarter of 2014.

Total oil production and average daily oil production for the year ended December 31, 2014 were the best in Matador’s history. Average daily oil production increased 56% from 5,843 barrels of oil per day during the year ended December 31, 2013 to 9,095 barrels of oil per day for the year ended December 31, 2014. This increase in oil production was a direct result of Matador’s ongoing development activities in the Eagle Ford shale, but also reflects increased oil production from the Company’s better-than-expected initial well results in the Permian Basin. Total natural gas production and average daily natural gas production for the year ended December 31, 2014 were also the best in Matador’s history.

Average daily natural gas production increased 18% from 35.4 million cubic feet per day for the year ended December 31, 2013 to 41.9 million cubic feet per day for the year ended December 31, 2014. This increase in natural gas production was primarily attributable to the increase in natural gas production associated with Matador’s ongoing development activities in the Eagle Ford shale and its initial Permian Basin wells, as well as to the increased natural gas production resulting from new, non-operated Haynesville shale wells completed and placed on production on Matador’s Elm Grove properties in Northwest Louisiana during the latter half of 2014. Average daily oil equivalent production was also at record levels, increasing 37% from 11,740 BOE per day for the year ended

December 31, 2013 to 16,082 BOE per day for the year ended December 31, 2014. Oil production comprised 57% of total production (using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas) for the year ended December 31, 2014, as compared to 50% for the year ended December 31, 2013 and 37% for the year ended December 31, 2012.

Total oil and natural gas revenues for the year ended December 31, 2014 were also the highest achieved in the Company’s history. Oil and natural gas revenues increased 37% from $269.0 million for the year ended December 31, 2013 to $367.7 million for the year ended December 31, 2014. Oil revenues increased 36% from $212.8 million for the year ended December 31, 2013 to $290.0 million for the year ended December 31, 2014. Natural gas revenues increased 38% from $56.2 million for the year ended December 31, 2013 to $77.7 million for the year ended December 31, 2014. The 36% increase in oil revenues was attributable to the 56% increase in oil production in 2014, but was offset by a lower weighted average realized oil price of $87.37 per barrel in 2014, as compared to $99.79 per barrel in 2013. The increase in natural gas revenues was attributable to the 18% increase in natural gas production and also to a 17% higher weighted average realized natural gas price of $5.08 per thousand cubic feet in 2014, as compared to $4.35 per thousand cubic feet realized in 2013.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 44% from $48.8 million during the fourth quarter of 2013 to $70.3 million in the fourth quarter of 2014. This increase was attributable to the Company’s increased oil and natural gas production between the respective periods and was achieved despite the sharp decline in commodity prices during the fourth quarter of 2014, as compared to the fourth quarter of 2013 discussed in the previous section. Weighted average realized oil prices declined 24% from $90.91 per barrel in the fourth quarter of 2013 to $69.09 per barrel in the fourth quarter of 2014, and weighted average realized natural gas prices declined 13% from $4.86 per thousand cubic feet to $4.24 per thousand cubic feet between the respective periods.

Adjusted EBITDA increased 37% from $191.8 million for the year ended December 31, 2013 to $262.9 million for the year ended December 31, 2014. This increase was attributable to the Company’s increased oil and natural gas production in 2014 and was achieved despite the sharp decline in commodity prices during the latter half of 2014 and especially during the fourth quarter of 2014.

Weighted average realized oil prices declined 12% from $99.79 per barrel for the year ended December 31, 2013 to $87.37 per barrel for the year ended December 31, 2014, while weighted average realized natural gas prices increased 17% from $4.35 per thousand cubic feet for the year ended December 31, 2013 to $5.08 per thousand cubic feet for the year ended December 31, 2014. West Texas Intermediate oil prices reached a peak for 2014 in mid-June at approximately $107 per barrel and declined throughout the remainder of the year to almost $53 per barrel at year-end 2014. Natural gas prices reached a peak for 2014 during February at just over $6.00 per MMBtu and declined throughout the remainder of the year to close just below $3.00 per MMBtu at year-end 2014. For the remainder of 2015, Matador estimates that it has approximately 40% of its anticipated oil production hedged at a floor price of $83 per barrel and approximately 70% of its anticipated natural gas production hedged at a floor price of $3.27 per MMBtu.

For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Net Income and Earnings Per Share

For the fourth quarter of 2014, Matador reported net income of approximately $46.6 million and earnings of $0.63 per diluted common share, as compared to net income of approximately $15.4 million and earnings of $0.23 per diluted common share in the fourth quarter of 2013. The Company’s earnings per diluted common share for the fourth quarter of 2014 were favorably impacted by increased oil and natural gas production during the fourth quarter of 2014 and by an increase in unrealized gain on derivatives, particularly the increased fair value of oil derivative contracts, as oil and natural gas prices declined sharply during the fourth quarter of 2014. The Company’s earnings per diluted common share for the fourth quarter of 2014 were unfavorably impacted by the sharp decline in the prices of oil and natural gas, with weighted average oil and natural gas prices realized in the fourth quarter of 2014 of $69.09 per barrel and $4.24 per thousand cubic feet, respectively, being significantly lower than the weighted average oil and natural gas prices of $90.91 per barrel and $4.86 per thousand cubic feet, respectively, realized in the fourth quarter of 2013. For the three months ended December 31, 2014, Matador reported an unrealized gain on derivatives of $50.4 million, as compared to an unrealized loss on derivatives of $0.6 million for the three months ended December 31, 2013. The Company’s earnings per diluted common share for the three months ended December 31, 2013 were unfavorably impacted by an unrealized loss on derivatives of $0.6 million, but were favorably impacted by a somewhat lower effective income tax rate. The Company had an effective income tax rate of 37.3% in the fourth quarter of 2014, as compared to an effective income tax rate of 31.5% in the fourth quarter of 2013.

For the year ended December 31, 2014, Matador reported net income of approximately $110.8 million and earnings of $1.56 per diluted common share, as compared to net income of approximately $45.1 million and earnings of $0.77 per diluted common share for the year ended December 31, 2013. The Company’s earnings per diluted common share for the year ended December 31, 2014 were favorably impacted by increased oil and natural gas production during 2014 and by an increase in unrealized gain on derivatives, especially the increased fair value of oil derivative contracts, as oil and natural gas prices declined throughout the year and in particular during the fourth quarter of 2014. For the year ended December 31, 2014, Matador reported an unrealized gain on derivatives of $58.3 million, as compared to an unrealized loss on derivatives of $7.2 million for the year ended December 31, 2013. The Company’s earnings per diluted common share for the year ended December 31, 2013 were favorably impacted by increased oil and natural gas production during 2013 and by a low effective income tax rate, but were unfavorably impacted by an unrealized net loss on derivatives of $7.2 million for the year, as well as a full-cost ceiling impairment charge to operations recorded during the first quarter of 2013 of $21.2 million. The Company had an effective income tax rate of 36.8% for the year ended December 31, 2014, as compared to an effective income tax rate of 17.7% for the year ended December 31, 2013.

Sequential Quarterly Production and Financial Results
Three Months Ended December 31, 2014 as Compared to Three Months Ended September 30, 2014

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Oil production increased 21% from 839,000 barrels, or 9,123 barrels of oil per day, in the third quarter of 2014 to 1.018 million barrels, or 11,062 barrels of oil per day, in the fourth quarter of 2014.

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Natural gas production increased 40% from 3.8 billion cubic feet, or 41.8 million cubic feet per day, in the third quarter of 2014 to 5.4 billion cubic feet, or 58.5 million cubic feet per day, in the fourth quarter of 2014.

•	Oil equivalent production increased 29% from 1.5 million BOE, or 16,096 BOE per day, in the third quarter of 2014 to 1.9 million BOE, or 20,807 BOE per day, in the fourth quarter of 2014.

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Oil and natural gas revenues decreased 4% from $96.6 million in the third quarter of 2014 to $93.1 million in the fourth quarter of 2014. This decrease in oil and natural gas revenues was attributable to a sharp decline in the weighted average oil and natural gas prices realized by the Company from $92.39 per barrel and $4.95 per thousand cubic feet, respectively, in the third quarter of 2014 to weighted average oil and natural gas prices of $69.09 per barrel and $4.24 per thousand cubic feet, respectively, realized in the fourth quarter of 2014.

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Adjusted EBITDA increased 5% from $66.8 million reported in the third quarter of 2014 to $70.3 million in the fourth quarter of 2014. This fourth quarter Adjusted EBITDA of $70.3 million was an all-time quarterly high for Matador.

Operating Expenses

Production Taxes and Marketing

Production taxes and marketing expenses increased 58% on an absolute basis, but only 16% on a unit-of-production basis, from $21.0 million (or $4.89 per BOE) for the year ended December 31, 2013 to $33.2 million (or $5.65 per BOE) for the year ended December 31, 2014. The increase in our production taxes and marketing expenses was primarily due to the increase in our oil and natural gas revenues for the year ended December 31, 2014, as compared to the year ended December 31, 2013. The majority of this increase was attributable to increased production taxes associated with the large increase in our oil production and associated oil revenues during 2014 resulting from our drilling operations in the Eagle Ford shale, as well as initial production contributions from our newly drilled wells in the Permian Basin.

Lease Operating Expenses (“LOE”)

Total lease operating expenses increased 33% on an absolute basis, but decreased 3% on a unit-of-production basis, from $38.7 million (or $9.04 per BOE) for the year ended December 31, 2013 to $51.4 million (or $8.75 per BOE) for the year ended December 31, 2014. The total increase in LOE was primarily attributable to the 37% increase in total oil and natural gas production from 4.3 million BOE for the year ended December 31, 2013 to 5.9 million BOE for the year ended December 31, 2014. The decrease in LOE on a unit-of-production basis was primarily attributable to progress made in reducing lease operating expenses, primarily on Matador’s Eagle Ford properties throughout 2014 and the lower operating expenses attributed to the increased natural gas volumes Matador was producing at the end of 2014. The progress in reducing lease operating expenses in the Eagle Ford shale can be attributed to (1) the installation of permanent production facilities on almost all of the Company’s Eagle Ford properties, alleviating the need for the extended use of flowback equipment to produce newly completed Eagle Ford wells, (2) the use of gas lift on most of its newly completed Eagle Ford wells, (3) a decrease in salt water disposal costs on a per barrel basis and (4) the continued improvement in overall operational processes in its South Texas operations. The Company also drilled, completed and began injecting salt water into a new disposal well in Loving County, Texas in our Wolf prospect area in January 2015, which we expect to reduce the salt water disposal costs in that area going forward.

Depletion, Depreciation and Amortization (“DD&A”)

Depletion, depreciation and amortization expenses increased 37% on a total basis, but remained essentially flat on a unit-of-production basis, going from $98.4 million (or $22.96 per BOE) for the year ended December 31, 2013 to $134.7 million (or $22.95 per BOE) for the year ended December 31, 2014. This 37% increase in total DD&A expenses reflects the 37% increase in the Company’s total oil and natural gas production in 2014, which was offset by a 33% increase in the Company’s proved oil and natural gas reserves at December 31, 2014, as compared to December 31, 2013. As a result of this increase in proved oil and natural gas reserves, DD&A expenses on a unit-of-production basis remained essentially flat year-over-year.

General and Administrative (“G&A”)

General and administrative expenses increased 55% on a total basis, but only 13% on a unit-of-production basis, going from $20.8 million (or $4.85 per BOE) for the year ended December 31, 2013 to $32.2 million (or $5.48 per BOE) for the year ended December 31, 2014. The increase in G&A expenses was primarily attributable to increased payroll expenses associated with additional personnel joining the Company in 2014 to support its increased land, geoscience, drilling and completion and production operations. The Company’s staff increased from 66 full-time employees at December 31, 2013 to 99 full-time employees at December 31, 2014. The remaining increase is largely due to a $1.6 million increase in non-cash stock-based compensation expense to $5.5 million for the year ended December 31, 2014, as compared to $3.9 million for the year ended December 31, 2013.

Proved Reserves and PV-10

Matador’s estimated total proved oil and natural gas reserves were 68.7 million BOE at December 31, 2014, including 24.2 million barrels of oil and 267.1 billion cubic feet of natural gas, with a PV-10, a non-GAAP financial measure, of $1.04 billion (Standardized Measure of $913.3 million) as compared to estimated total proved oil and natural gas reserves of 51.7 million BOE at December 31, 2013, including 16.4 million barrels of oil and 212.2 billion cubic feet of natural gas, with a PV-10 of $655.2 million (Standardized Measure of $578.7 million). Total proved reserves of 68.7 million BOE at December 31, 2014 represented a 33% year-over-year increase as compared to 51.7 million BOE at December 31, 2013, and Matador increased the proved developed component of its total proved reserves from 33% at December 31, 2013 to 45% at December 31, 2014.

The PV-10 of $1.04 billion at December 31, 2014, based on SEC pricing, represented a 59% year-over-year increase as compared to $655.2 million at December 31, 2013. Both the total proved oil and natural gas reserves and the PV-10 were all-time highs for the Company. Matador has steadily increased the PV-10 of its proved oil and natural gas reserves at a compounded annual growth rate of 71% since December 31, 2009. The unweighted arithmetic averages of first-day-of-the-month oil and natural gas prices used in preparing these estimates were

$91.48 per barrel and $4.35 per MMBtu, respectively, for the 12 months ended December 31, 2014 and $93.42 per barrel and $3.67 per MMBtu, respectively, for the 12 months ended December 31, 2013. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the oil and natural gas prices received at the wellhead.

Matador reports its production and estimated proved reserves in two streams: an oil stream and a natural gas stream, which includes both dry natural gas and liquids-rich natural gas. Where, for example, the Company produces liquids-rich natural gas, as Matador does in the Eagle Ford shale in South Texas and the Permian Basin in Southeast New Mexico and West Texas, the economic value of the natural gas liquids associated with the natural gas is included as an uplift to the estimated natural gas wellhead price on those properties where the natural gas liquids are extracted and sold. The reserves estimates in all periods presented were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

Proved oil reserves increased 48% year-over-year from 16.4 million barrels at December 31, 2013 to 24.2 million barrels at December 31, 2014. Proved natural gas reserves increased 26% year-over-year from 212.2 billion cubic feet at December 31, 2013 to 267.1 billion cubic feet at December 31, 2014. At December 31, 2014, approximately 35% of the Company’s total proved reserves were oil and 65% were natural gas. By comparison, at December 31, 2013, approximately 32% of the Company’s total proved reserves were oil and 68% were natural gas.

As a result of its drilling, completion and delineation activities in West Texas and Southeast New Mexico in 2014, Matador’s Permian Basin oil and natural gas reserves are becoming a more significant component of the Company’s total oil and natural gas reserves. Matador’s estimated Permian Basin proved oil and natural gas reserves have increased from 1.4 million BOE at December 31, 2013, or only 3% of the Company’s total proved oil and natural gas reserves, including 1.1 million barrels of oil and 1.5 billion cubic feet of natural gas, to 19% of the Company’s total proved oil and natural gas reserves, at 13.0 million BOE, including 8.1 million barrels of oil and 29.9 billion cubic feet of natural gas at December 31, 2014.

For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Permian Basin - Southeast New Mexico and West Texas

During 2014, Matador continued the exploration and delineation of its Permian Basin acreage in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador completed and began producing oil and natural gas from 11 gross (9.6 net) wells in this area during 2014, including 10 gross (9.5 net) operated and one gross (0.1 net) non-operated wells. The ten operated wells tested six different Bone Spring and Wolfcamp intervals. Matador completed and placed on production five wells in the Wolf prospect area in Loving County, Texas - four wells testing the Wolfcamp “X” sand at the top of the Wolfcamp interval and one well testing the Wolfcamp “A” interval below the Wolfcamp “X/Y” sands. Four operated wells in the Ranger prospect area in Lea County, New Mexico tested the Second Bone Spring, the Wolfcamp “D” and the Third Bone Spring. One operated well in the Rustler Breaks prospect area in Eddy County, New Mexico tested the Wolfcamp “B” interval.

At March 2, 2015, Matador is operating three rigs in the Permian Basin - one each in Loving County, Texas and Lea and Eddy Counties, New Mexico. The Company expects to reduce its Permian Basin drilling program to two operated drilling rigs early in the second quarter and then plans to operate two rigs in this area for the remainder of 2015. Matador intends to direct 70% of its $350 million in estimated capital expenditures (excluding the HEYCO merger) to the delineation and development of its growing acreage position in the Permian Basin and to the acquisition of additional leasehold interests prospective for Wolfcamp, Bone Spring and other oil and liquids-rich plays in the Permian Basin in 2015.

Matador’s Permian Basin assets are becoming an increasingly important component of the Company’s portfolio. In 2014, Matador’s Permian Basin production grew 10-fold from 260 BOE per day in the fourth quarter of 2013 to 2,600 BOE per day in the fourth quarter of 2014, and the Company expects that its Permian Basin production will to continue to rise sharply throughout 2015. As noted above, Matador’s Permian Basin proved oil and natural gas reserves accounted for 19% of the Company’s total proved oil and natural gas reserves at year-end 2014.

HEYCO Merger

On February 27, 2015, Matador completed its merger with HEYCO. As previously reported, this combination with HEYCO adds approximately 58,600 gross (18,200 net) acres to the Company’s acreage position in Lea and Eddy Counties, New Mexico, strategically located between Matador’s existing acreage in its Ranger and Rustler Breaks prospect areas. Over 95% of the HEYCO acreage position consists of state and federal leases, most with favorable net revenue interests greater than 80% and some as high as 87.5%. Essentially all of the acreage is held by production from existing wells and production units. Matador is very pleased to close this transaction and to bring the people and the assets of HEYCO together with those of Matador.

Pursuant to the final terms of the transaction, Matador paid approximately $21.6 million in cash, assumed debt obligations of $12.0 million and issued 3,300,000 shares of Matador Common Stock and 150,000 shares of a new series of Matador Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to HEYCO Energy Group, Inc. (convertible into ten shares of Matador common stock for each share of Series A Preferred Stock). The transaction makes HEYCO Energy Group, Inc. one of Matador’s largest shareholders with approximately 6% ownership on an as converted basis. In addition, Matador paid approximately $3.0 million for customary purchase price adjustments, including adjusting for production, revenues and operating and capital expenditures from September 1, 2014 to closing. Specifically, HEYCO participated in several non-operated horizontal wells since September 1, 2014, including the CTA State Com #3H and #4H, Antweil ANU Federal #3H, Raptor West 3 State #4H and the Gobbler 5 B2PM State Com #1H wells.

Wolf Prospect Area

Matador is pleased today to announce the 24-hour initial potential test results from two of its most recent completions in the Wolf prospect area in Loving County, Texas — the Barnett 90-TTT-B01-WF #205H and the Barnett 90-TTT-B01-WF #201H wells. These wells were drilled on 80-acre spacing from the same pad. The Barnett 90-TTT-B01-WF #205H was drilled and completed in the Wolfcamp “Y” sand, just below the “X” sand, at approximately 11,000 feet true vertical depth. This is Matador’s first test of the Wolfcamp “Y” interval in the Wolf prospect area. This well had a completed lateral length of 4,376 feet, and Matador completed the well with 17 frac stages, including approximately 140,000 barrels of fluid and 7.1 million pounds of sand.

The Barnett 90 TTT-B01-WF #201H was drilled and completed in the Wolfcamp “X” sand at the top of the Wolfcamp formation at approximately 10,900 feet true vertical depth; this is the zone that most of the Company’s horizontal completions in the Wolf prospect have tested thus far. This well had a completed lateral length of 4,318 feet, and Matador completed the well with 21 frac stages, including approximately 175,000 barrels of fluid and 8.9 million pounds of sand.

During its 24-hour initial potential test, the Barnett 90-TTT-WF #205H well, the Wolfcamp “Y” completion, flowed 1,377 BOE per day (54% oil), consisting of 738 barrels per day of oil per day and 3.8 million cubic feet of natural gas per day, at 3,475 psi on a 26/64-inch choke. Matador believes this is an excellent initial test of the Wolfcamp “Y” sand and establishes this zone as another potential completion bench for the Company in the upper Wolfcamp in the Wolf prospect area. During its 24-hour initial potential test, the Barnett 90-TTT-WF #201H, the Wolfcamp “X” completion, flowed 1,268 BOE per day (57% oil), consisting of 720 barrels of oil per day and 3.3 million cubic feet of natural gas per day, at 3,225 psi on a 26/64-inch choke. Matador believes this is another excellent test of the

Wolfcamp “X” sand, which has been the primary completion interval for the Company in the Wolf prospect area thus far. Matador will monitor the performance of these two 80-acre spaced wells closely to determine if these two zones can be effectively developed in a staggered “W”-type pattern on 80-acre spacing going forward.

As announced recently during its February 5, 2015 Analyst Day, the Norton Schaub 84-TTT-B33 WF #2010H well, an offset to the Norton Schaub #1H well, tested 875 BOE per day (69% oil), including 608 barrels of oil per day and 1.6 million cubic feet of natural gas per day at 2,600 psi on a 28/64-inch choke during a 24-hour initial potential test in late December 2014. The Norton Schaub 84-TTT-B33 WF #2010H was Matador’s first test of the Wolfcamp “A” interval, a more organically rich portion of the upper Wolfcamp below the “X/Y” sands. This was another encouraging test of a new Wolfcamp bench and suggests the Wolfcamp “A” may be a third potential completion bench for the Company in the upper Wolfcamp in this area.

Matador provided production updates on several of its earlier wells drilled and completed in the Wolf prospect area at its February 5, 2015 Analyst Day presentation. These wells continue to perform above the Company’s expectations. As reported on Analyst Day, the Dorothy White #1H well had produced 310,000 BOE (66% oil), including 203,000 barrels of oil and 640 million cubic feet of natural gas in just over one year of production and was still producing 450 barrels of oil per day and 1.7 million cubic feet of natural gas per day as of early February 2015. This well continues to track above Matador’s 1,000,000 BOE type curve for this area. The Johnson 44-02S-B53 #204H well is another notable new well. It has already produced 117,000 BOE (65% oil) in just four months of production, including 75,000 barrels of oil and 248 million cubic feet of natural gas, and was still producing 530 barrels of oil per day and 1.8 million cubic feet of natural gas per day as of early February 2015. This well is tracking very close to Matador’s 1,000,000 BOE type curve during its initial few months of production and compares well to the Dorothy White #1H well, which produced 110,000 BOE in its first four months of production.

Matador continues to be very pleased with the better-than-expected results of all of its initial Wolf area wells. The Company is currently running one rig on this prospect drilling, the Billy Burt 90-TTT-B33 WF #202H and #203H wells in batch mode. These wells are located on the far northwest portion of the Wolf prospect area and both are targeting the Wolfcamp “X” sand. Matador plans to run one rig continuously in the Wolf prospect area for the remainder of 2015. The Company has also recently completed a new salt water disposal well in this area and is currently injecting about 8,500 barrels of salt water per day at this facility, which is being equipped to handle commercial, third-party salt water injection as well. Matador is also building and planning to install a 30 million cubic feet per day cryogenic natural gas processing facility in this area during the third quarter of 2015 in order to facilitate the transportation and processing of its natural gas from these Wolf wells and to transport and process third-party natural gas through this facility. The Company has allocated approximately $38 million of its 2015 capital expenditure budget to these and other midstream initiatives in the Permian Basin.

Ranger Prospect Area

In the Ranger prospect area in Lea County, New Mexico, Matador has recently finished drilling an offset well to its Ranger 33 State Com #1H well. This new well, the Ranger State 33-20S-35E RN #122H well, is also testing the Second Bone Spring, but in a lower completion target than the first Ranger well. The objective of this second well is to establish an additional productive bench within the Second Bone Spring in the Ranger area. The Company expects this well will be completed soon. Matador is currently drilling the Cimarron 16-19S-34E RN #134H well in this area, which will be drilled and completed in the Third Bone Spring.

Matador’s first two Second Bone Spring completions in the Ranger prospect area continue to exceed expectations. The Company recently updated production from these two Second Bone Spring wells at its February 5, 2015 Analyst Day. At that time, the Ranger 33 State Com #1H had produced 184,000 BOE (91% oil) in its first 15 months of production and was producing almost 200 barrels of oil per day with gas-lift assist. This well continues to track above Matador’s 600,000 BOE type curve for this area. The Pickard State 20-18-34 #1H, also drilled and completed in the Second Bone Spring, had produced 71,000 BOE (92% oil) in its first six months of production and was producing 330 barrels of oil per day with gas-lift assist at February 5, 2015. This well continues to track above Matador’s 400,000 BOE type curve for this area.

Rustler Breaks Prospect Area

In the Rustler Breaks prospect area in Eddy County, New Mexico, Matador has recently finished drilling the Guitar 10-24S-28E RB #202H well, a Wolfcamp “Y” sand test in the upper Wolfcamp. This is the Company’s first test of the Wolfcamp “X/Y” sand intervals in this area, which appear to be correlative to the intervals being completed in the Wolf prospect area. Matador has also just finished drilling the Tiger 14-24S-28E RB #224H, the Company’s second Wolfcamp “B” test in this area. The Company expects both of these wells will be completed soon and is encouraged by the limited data it has seen to date.

Matador’s first Wolfcamp “B” test in the Rustler Breaks area, the Rustler Breaks 12-24-27 #1H, has continued to perform better than initially expected. The Company recently updated production from this well at its February 5, 2015 Analyst Day. At that time, the well had produced 134,000 BOE (43% oil) in about nine months of production and was producing about 140 barrels of oil per day and 1.3 million cubic feet of natural gas per day. The well continues to track well against the Company’s 600,000 BOE type curve for this area.

Matador plans to keep one operated drilling rig running continuously between its Ranger and Rustler Breaks prospect areas beginning in the second quarter of 2015 and throughout the remainder of the year. Although the Company’s 2015 capital expenditure budget of $350 million (excluding the HEYCO merger) does not include any operated wells on the HEYCO acreage, Matador anticipates that this rig may also be used to drill several locations on the HEYCO acreage in lieu of several Rustler Breaks locations currently budgeted for 2015.

Eagle Ford Shale - South Texas

Matador continued its strong execution in the Eagle Ford shale during 2014, and the Eagle Ford shale continued to drive the Company’s production and revenue growth in 2014. During the year, Matador completed and began producing oil and natural gas from 44 gross (36.7 net) Eagle Ford shale wells drilled on its acreage position in South Texas, including 36 gross (34.5 net) operated and eight gross (2.2 net) non-operated wells. During 2014, 65% of Matador’s total daily oil equivalent production, or 10,501 BOE per day, consisting of 7,764 barrels of oil per day and 16.4 million cubic feet of natural gas per day, was produced from the Eagle Ford shale. The Eagle Ford shale contributed approximately 85% of the Company’s daily oil production and approximately 39% of its daily natural gas production during 2014, as compared to approximately 98% of its oil production and 42% of its natural gas production during 2013. At December 31, 2014, approximately 32% of Matador’s estimated total proved oil and natural gas reserves, or 22.3 million BOE, was attributable to the Eagle Ford shale, including approximately 16.1 million barrels of oil and 36.9 billion cubic feet of natural gas. At December 31, 2014, approximately 58% of the PV-10 of Matador’s total proved oil and natural gas reserves was associated with the Eagle Ford shale.

Matador drilled almost 90% of its Eagle Ford shale wells in batch mode during 2014, with most wells spaced at 40 to 50 acres. The Company typically drilled three wells per batch in 2014, but most of its 2015 Eagle Ford wells will be drilled using four wells per batch. Matador expects this strategy to yield incremental cost savings and well performance compared to the three-well batches used in 2014. Matador continues to achieve incremental well cost improvements in its Eagle Ford drilling and completion program. During 2014, most wells drilled on the Company’s western acreage in La Salle County, Texas had drilling times from spud to total depth of seven to ten days per well. Matador’s average Eagle Ford drilling and completion costs in this area have been reduced to $5.5 and $6.5 million per well. On Matador’s central acreage in Karnes County, Texas, significant drilling improvements were made during 2014 - e.g., implementation of higher torque mud motors, lower drilling mud weights and tighter radius curves which allowed for more aggressive drilling parameters and higher rates of penetration - that reduced drilling times by several days during the latter part of 2014 compared to wells drilled there earlier in the year. The Company anticipates that the combination of further operational improvements and service cost reductions may yield drilling and completions costs at or below $6 million on wells drilled in its central area, which are expected to be drilled during the first quarter of 2015. Many of these better drilling practices are being transferred to and used in the Permian Basin to good effect.

During 2014, Matador continued to make improvements in its fracture treatment design, with the goal of developing an optimal treatment design to increase well performance and decrease costs on wells developed at 40- to 50-acre spacing. Matador’s engineers led a multi-disciplinary effort to develop its Generation 6 and Generation 7 fracture treatment designs. These treatments were designed to create higher fracture conductivity closer to the wellbore, more consistent fracture geometry and more overall fractures. Matador believes it achieved these design objectives by (1) increasing the total proppant pumped to 2,000 pounds per foot of completed lateral length or more, (2) tightening the perforation cluster spacing and (3) further modifying the perforation geometry. These perforating changes were made in an effort to ensure that the fluid and proppant pumped during each stage were being distributed as evenly as possible through each perforation. These changes to the fracture treatment design are typically resulting in better wells overall, and particularly so in the Company’s central area where it drilled and completed some of its best wells in the play on its Danysh/Pawelek leases during 2014. At March 2, 2015, Matador was in the process of completing eight additional wells on its Bishop-Brogan properties located adjacent to its Danysh/Pawelek leases.

Most of the Eagle Ford wells Matador drilled during 2014 were able to use existing tank batteries and facilities, saving the Company substantial costs as compared to the need to construct new facilities or flow back new wells through temporary rental facilities. The majority of wells drilled by the Company in 2015 will also benefit from the shared use of existing facilities.

Matador intends to temporarily suspend its development program in the Eagle Ford shale after the first quarter of 2015. As a result of lower commodity prices and the fact that at December 31, 2014, approximately 96% of the Company’s Eagle Ford acreage is held by production or not burdened by lease expirations before 2016, the Eagle Ford has become an “oil bank” that Matador can return to in the future when commodity prices and especially oil prices improve. Matador has 278 gross (240.4 net) engineered well locations identified on its Eagle Ford properties for potential future drilling.

Matador plans to direct approximately $90 million, or about 26%, of its estimated 2015 capital expenditure budget of $350 million to its Eagle Ford shale operations in 2015. The Company estimates that it will drill and/or complete and place on production 17 gross (17.0 net) Eagle Ford wells during the first three to four months of 2015. At March 2, 2015, Matador has completed its planned drilling activities in the Eagle Ford for 2015 and is in the process of completing a number of recently drilled wells.

Haynesville Shale - Northwest Louisiana and East Texas

Matador did not drill any operated Haynesville shale wells during 2014, but the Company did participate in 46 gross (4.2 net) wells drilled in the Haynesville in Northwest Louisiana during the year. The most impactful were the Haynesville shale wells drilled by a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) on the Company’s Elm Grove properties in southern Caddo Parish, Louisiana. As previously reported, Chesapeake is in the process of drilling up to 45 gross (8.7 net) Haynesville shale wells on Matador’s Elm Grove acreage in southern Caddo Parish, Louisiana beginning in 2014 and continuing into 2017. The Company retains the right to participate for up to a 25% working interest in all wells drilled on this property with its working interest proportionately reduced to the Company’s leasehold position in any individual drilling unit. Chesapeake has been actively drilling on these properties since the second quarter of 2014, and the Company expects Chesapeake to operate one rig there for most of 2015. Matador continues to expect strong rates of return from these wells, due in part to the Company’s higher net revenue interests on these wells (often 85 to 90%) and to improved natural gas price realizations from these wells resulting from Matador’s decision to take its natural gas production in kind from these properties beginning in 2014.

In 2014, Chesapeake completed and placed on production 14 gross wells, comprising 3.3 wells net to Matador’s working interest. These wells had initial production rates ranging from 8 to 14 million cubic feet per day (gross) of natural gas and estimated ultimate recoveries of generally 8 to 12 billion cubic feet of natural gas per well. Further, Chesapeake has drilled and completed these wells for an average of $7 to $8 million, below Chesapeake’s original AFE’s and the Company’s expectations. Chesapeake placed three additional Elm Grove Haynesville wells on production in late January 2015. Each of these three wells came on at initial rates of approximately 15 million cubic feet per day of natural gas at flowing tubing pressures of 6,000 to 7,000 psi. This brings the total of new Haynesville wells placed on production since mid-2014 to 17 gross (3.8 net) wells.

These 17 gross (3.8 net) wells have made a significant impact on Matador’s natural gas production, not only from the Haynesville shale but for the Company overall. As these wells came on production in 2014, Matador’s Haynesville natural gas production grew more than three-fold from 11.1 million cubic feet per day in the fourth quarter of 2013 to approximately 35.0 million cubic feet per day in the fourth quarter of 2014. With the three most recent wells to come on production, Matador’s Haynesville production reached over 50 million cubic feet of natural gas per day in early February 2015. Further, and as a result of these wells, Matador’s total natural gas production reached 75 to 80 million cubic feet per day in mid-February 2015. The Company’s total natural gas production is up approximately three-fold from an average daily natural gas production of 27.4 million cubic feet per day in the first quarter of 2014.

During 2015, Matador is expecting less activity from Chesapeake at Elm Grove and has budgeted approximately $15 million (or about 4% of its estimated 2015 capital expenditures) for its participation in non-operated Haynesville shale wells in 2015. Matador expects Chesapeake to place 10 gross (1.8 net) Elm Grove Haynesville wells on production in 2015, some of which were already in progress at December 31, 2014. Chesapeake recently placed on production another one of these wells at the end of February and Matador is pleased with the early results. Chesapeake is also currently in the process of completing three more wells, and they should be placed on production in March 2015. Matador anticipates the results of the ten new wells planned for 2015 should be similar in performance to those wells drilled and completed in 2014, with the possibility for further improvement in overall well costs.

Acreage Acquisitions

At December 31, 2014, Matador held 92,700 gross (66,100 net) acres in the Permian Basin, primarily in Lea and Eddy Counties, New Mexico and Loving County, Texas. Between January 1 and March 2, 2015, the Company has added an additional 59,700 gross (19,400 net) acres in Southeast New Mexico and West Texas, bringing Matador’s total Permian Basin acreage position to 152,400 gross (85,400 net) acres, including acreage associated with the HEYCO merger. At March 2, 2015, these acreage totals included approximately 29,000 gross (16,300 net) acres in Matador’s Ranger area in Lea County, 64,500 gross (27,800 net) acres in its Rustler Breaks area in Eddy County, 11,300 gross (7,900 net) acres in its Wolf area in Loving County and 42,500 gross (29,100 net) acres in its Twin Lakes area in Lea County. Matador plans to continue its leasing and acquisition efforts in the Permian Basin, Eagle Ford shale and Haynesville shale as opportunities are identified.

Liquidity Update

At December 31, 2014, the borrowing base under the Company’s revolving credit facility was $450.0 million, based on the lenders’ review of Matador’s proved oil and natural gas reserves at July 31, 2014. At December 31, 2014, Matador had cash on hand totaling approximately $8.4 million, $340.0 million of outstanding long-term borrowings on the Company’s revolving credit facility and approximately $0.6 million in outstanding letters of credit. During the three months ended December 31, 2014, these borrowings bore interest at an average effective interest rate of 3.3% per annum. At March 2, 2015, the Company had $395.0 million of outstanding long-term borrowings and approximately $0.6 million in outstanding letters of credit under its credit agreement and approximately $12.0 million of indebtedness that it assumed in the HEYCO merger.

The Company’s 2015 capital expenditure budget is estimated at $350.0 million (excluding the HEYCO merger) and includes approximately $267.0 million for drilling and completing oil and natural gas exploration and development wells, with the remainder allocated to lease acquisitions, seismic data, midstream initiatives, pipelines and other infrastructure. The Company expects to fund its 2015 capital expenditure budget through a combination of operating cash flows, borrowings under its revolving credit agreement or additional credit arrangements, potential joint ventures, the sale of assets or acreage and potential issuances of equity or debt securities.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.
At March 2, 2015, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2015.

•	Approximately 1.4 million barrels of oil at a weighted average floor price of $83 per barrel and a weighted average ceiling price of $100 per barrel.

•	Approximately 12.8 billion cubic feet of natural gas at a weighted average floor price of $3.27 per MMBtu and a weighted average ceiling price of $3.96 per MMBtu.

•	Approximately 3.2 million gallons of natural gas liquids at a weighted average price of $1.02 per gallon.

Matador estimates that it has approximately 40% of its anticipated oil production and approximately 70% of its anticipated natural gas production hedged for the remainder of 2015.

2015 Guidance Overview

Matador reaffirms the 2015 guidance estimates previously announced at its Analyst Day presentation on
February 5, 2015, including (1) capital expenditures of $350 million (excluding the HEYCO merger), (2) total oil production of 4.0 to 4.2 million barrels, (3) total natural gas production of 24.0 to 26.0 billion cubic feet, (4) oil and natural gas revenues of $270 to $290 million and (5) Adjusted EBITDA of $200 to $220 million. Oil and natural gas revenues and Adjusted EBITDA guidance are based on an estimated weighted average realized oil price of $50.00 per barrel of oil and an estimated weighted average realized natural gas price of $3.00 per thousand cubic feet for 2015.

Conference Call Information

The Company will host a live conference call on Tuesday, March 3, 2015, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2014 financial and operational results. To access the live conference call, domestic participants should dial (866) 515-2908 and international participants should dial (617) 399-5122. The participant passcode is 51709265. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will also be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through Tuesday, March 31, 2015.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. At March 2, 2015, Matador has three drilling rigs operating in Southeast New Mexico and West Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions, including the HEYCO merger; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2014	2013
ASSETS
Current assets
Cash	$8,407	$6,287
Restricted cash	609	—
Accounts receivable
Oil and natural gas revenues	28,976	25,823
Joint interest billings	6,925	4,785
Other	9,091	1,066
Derivative instruments	55,549	19
Deferred income taxes	—	1,636
Lease and well equipment inventory	1,212	785
Prepaid expenses and other assets	2,554	2,474
Total current assets	113,323	42,875
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	1,617,913	1,090,656
Unproved and unevaluated	264,419	194,306
Other property and equipment	43,472	29,910
Less accumulated depletion, depreciation and amortization	(603,732)	(468,995)
Net property and equipment	1,322,072	845,877
Other assets
Derivative instruments	—	173
Other assets	896	1,405
Total other assets	896	1,578
Total assets	$1,436,291	$890,330
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,526	$25,358
Accrued liabilities	109,502	63,987
Royalties payable	14,461	7,798
Derivative instruments	—	2,692
Deferred income taxes	19,751	—
Income taxes payable	444	404
Other current liabilities	103	88
Total current liabilities	161,787	100,327
Long-term liabilities
Borrowings under Credit Agreement	340,000	200,000
Asset retirement obligations	11,640	7,309
Derivative instruments	—	253
Deferred income taxes	53,783	10,929
Other long-term liabilities	2,540	2,588
Total long-term liabilities	407,963	221,079
Shareholders’ equity
Common stock — Class A, $0.01 par value, 80,000,000 shares authorized; 73,373,744 and 66,958,867 shares issued; 73,342,777 and 65,652,690, shares outstanding, respectively	734	670
Additional paid-in capital	724,819	548,935
Retained earnings	140,855	30,084
Treasury stock, at cost, 30,967 and 1,306,177 shares, respectively	—	(10,765)
Total Matador Resources Company shareholders' equity	866,408	568,924
Non-controlling interest in subsidiary	133	—
Total shareholders' equity	866,541	568,924
Total liabilities and shareholders’ equity	$1,436,291	$890,330

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	For the Years Ended December 31,
	2014	2013	2012
Revenues
Oil and natural gas revenues	$367,712	$269,030	$155,998
Realized gain (loss) on derivatives	5,022	(909)	13,960
Unrealized gain (loss) on derivatives	58,302	(7,232)	(4,802)
Total revenues	431,036	260,889	165,156
Expenses
Production taxes and marketing	33,172	20,973	11,672
Lease operating	51,353	38,720	28,184
Depletion, depreciation and amortization	134,737	98,395	80,454
Accretion of asset retirement obligations	504	348	256
Full-cost ceiling impairment	—	21,229	63,475
General and administrative	32,152	20,779	14,543
Total expenses	251,918	200,444	198,584
Operating income (loss)	179,118	60,445	(33,428)
Other income (expense)
Net loss on asset sales and inventory impairment	—	(192)	(485)
Interest expense, net of amounts capitalized	(5,334)	(5,687)	(1,002)
Interest and other income	1,345	225	224
Total other expense	(3,989)	(5,654)	(1,263)
Income (loss) before income taxes	175,129	54,791	(34,691)
Income tax provision (benefit)
Current	133	404	—
Deferred	64,242	9,293	(1,430)
Total income tax provision (benefit)	64,375	9,697	(1,430)
Net income (loss)	110,754	45,094	(33,261)
Net loss attributable to non-controlling interest in subsidiary	17	—	—
Net income (loss) attributable to Matador Resources Company shareholders	$110,771	$45,094	$(33,261)
Earnings (loss) per common share
Basic
Class A	$1.58	$0.77	$(0.62)
Class B	$—	$—	$(0.35)
Diluted
Class A	$1.56	$0.77	$(0.62)
Class B	$—	$—	$(0.35)
Weighted average common shares outstanding
Basic
Class A	70,229	58,777	53,852
Class B	—	—	105
Total	70,229	58,777	53,957
Diluted
Class A	70,906	58,929	53,852
Class B	—	—	105
Total	70,906	58,929	53,957

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	For the Years Ended December 31,
	2014	2013	2012
Operating activities
Net income (loss)	$110,754	$45,094	$(33,261)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(58,302)	7,232	4,802
Depletion, depreciation and amortization	134,737	98,395	80,454
Accretion of asset retirement obligations	504	348	256
Full-cost ceiling impairment	—	21,229	63,475
Stock-based compensation expense	5,524	3,897	140
Deferred income tax provision (benefit)	64,242	9,293	(1,430)
Loss on asset sales and inventory impairment	—	192	485
Changes in operating assets and liabilities
Accounts receivable	(13,318)	(2,160)	(16,342)
Lease and well equipment inventory	(211)	243	50
Prepaid expenses	(783)	(668)	50
Other assets	1,212	(548)	(673)
Accounts payable, accrued liabilities and other current liabilities	607	(3,638)	19,740
Royalties payable	6,663	1,257	4,685
Advances from joint interest owners	—	(1,515)	1,515
Income taxes payable	39	404	—
Other long-term liabilities	(187)	415	282
Net cash provided by operating activities	251,481	179,470	124,228
Investing activities
Proceeds from sale of oil and natural gas properties	79	—	—
Oil and natural gas properties capital expenditures	(560,849)	(363,192)	(300,689)
Expenditures for other property and equipment	(9,152)	(3,977)	(7,332)
Purchases of certificates of deposit	—	(61)	(496)
Maturities of certificates of deposit	—	291	1,601
Restricted cash in less-than-wholly-owned subsidiary	(609)	—	—
Net cash used in investing activities	(570,531)	(366,939)	(306,916)
Financing activities
Repayments of borrowings under Credit Agreement	(180,000)	(130,000)	(123,000)
Borrowings under Credit Agreement	320,000	180,000	160,000
Proceeds from issuance of common stock	181,875	149,069	146,510
Swing sale profit contribution	—	—	24
Cost to issue equity	(590)	(7,390)	(11,599)
Proceeds from stock options exercised	43	—	2,660
Capital commitment from non-controlling interest in subsidiary	150	—	—
Taxes paid related to net share settlement of stock-based compensation	(308)	(18)	—
Payment of dividends — Class B	—	—	(96)
Net cash provided by financing activities	321,170	191,661	174,499
Increase (decrease) in cash	2,120	4,192	(8,189)
Cash at beginning of year	6,287	2,095	10,284
Cash at end of year	$8,407	$6,287	$2,095

Matador Resources Company and Subsidiaries
SELECTED OPERATING DATA - UNAUDITED

	Year Ended December 31,
	2014	2013	2012
Net Production Volumes:(1)
Oil (MBbl)(2)	3,320	2,133	1,214
Natural gas (Bcf)(3)	15.3	12.9	12.5
Total oil equivalent (MBOE)(4)	5,870	4,285	3,294
Average daily production (BOE/d)(5)	16,082	11,740	9,000
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$88.94	$98.67	$103.55
Oil, without realized derivatives (per Bbl)	$87.37	$99.79	$101.86
Natural gas, with realized derivatives (per Mcf)	$5.06	$4.47	$3.55
Natural gas, without realized derivatives (per Mcf)	$5.08	$4.35	$2.59
Operating Expenses (per BOE):
Production taxes and marketing	$5.65	$4.89	$3.54
Lease operating	$8.75	$9.04	$8.56
Depletion, depreciation and amortization	$22.95	$22.96	$24.43
General and administrative	$5.48	$4.85	$4.42

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

SELECTED ESTIMATED PROVED RESERVES DATA - UNAUDITED

	At December 31, (1)
	2014	2013	2012
Estimated proved reserves:(2)
Oil (MBbl)(3)	24,184	16,362	10,485
Natural Gas (Bcf)(4)	267.1	212.2	80.0
Total (MBOE)(5)	68,693	51,729	23,819
Estimated proved developed reserves:
Oil (MBbl)(3)	14,053	8,258	4,764
Natural Gas (Bcf)(4)	102.8	53.5	54.0
Total (MBOE)(5)	31,185	17,168	13,771
Percent developed	45.4%	33.2%	57.8%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	10,131	8,104	5,721
Natural Gas (Bcf)(4)	164.3	158.7	26.0
Total (MBOE)(5)	37,508	34,561	10,048
PV-10 (in millions)	$1,043.4	$655.2	$423.2
Standardized Measure (in millions)	$913.3	$578.7	$394.6

(1) Numbers in table may not total due to rounding.
(2) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Year Ended December 31,			Three Months Ended
(In thousands)	2014	2013	2012	12/31/2014	9/30/2014	12/31/2013
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$110,771	$45,094	$(33,261)	$46,563	$29,619	$15,374
Interest expense	5,334	5,687	1,002	1,649	673	768
Total income tax provision (benefit)	64,375	9,697	(1,430)	27,701	16,504	7,056
Depletion, depreciation and amortization	134,737	98,395	80,454	43,767	35,143	23,802
Accretion of asset retirement obligations	504	348	256	134	130	100
Full-cost ceiling impairment	—	21,229	63,475	—	—	—
Unrealized (gain) loss on derivatives	(58,302)	7,232	4,802	(50,351)	(16,293)	606
Stock-based compensation expense	5,524	3,897	140	857	1,038	1,134
Net loss on asset sales and inventory impairment	—	192	485	—	—	—
Adjusted EBITDA	$262,943	$191,771	$115,923	$70,320	$66,814	$48,840

	Year Ended December 31,			Three Months Ended
(In thousands)	2014	2013	2012	12/31/2014	9/30/2014	12/31/2013
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$251,481	$179,470	$124,228	$71,223	$66,883	$52,278
Net change in operating assets and liabilities	5,978	6,210	(9,307)	56	(586)	(3,630)
Interest expense	5,334	5,687	1,002	1,649	673	768
Current income tax provision (benefit)	133	404	—	(2,525)	(156)	(576)
Net loss attributable to non-controlling interest in subsidiary	17	—	—	17	—	—
Adjusted EBITDA	$262,943	$191,771	$115,923	$70,320	$66,814	$48,840

PV-10
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves.

(in millions)	At December 31, 2014	At December 31, 2013	At December 31, 2012
PV-10	$1,043.4	$655.2	$423.2
Discounted future income taxes	(130.1)	(76.5)	(28.6)
Standardized Measure	$913.3	$578.7	$394.6